Exhibit 99.1

News Release Page 1 of 16
Cboe Global Markets Reports Results for Third Quarter 2025 and Announces Strategic Realignment of Business Portfolio
Third Quarter Highlights*
•Record Diluted EPS for the Quarter of $2.85, Up 38 percent
•Record Adjusted Diluted EPS¹ for the Quarter of $2.67, Up 20 percent
•Record Net Revenue for the Quarter of $605.5 million, Up 14 percent
•Increases 2025 Organic Total Net Revenue Growth Target2 to 'low double-digit to mid-teens' from 'high single-digit'; Increases Cboe Data Vantage3 Organic Net Revenue Growth Target2 to 'high single-digit to low double-digit' from 'mid to high single-digit'
•Decreases 2025 Adjusted Operating Expense Guidance2 to $827 to $842 million, from $832 to $847 million
CHICAGO, IL – October 31, 2025 – Cboe Global Markets, Inc. (Cboe: CBOE) (“Cboe” or the “Company”) today reported financial results for the third quarter of 2025 and announced a strategic realignment of its business portfolio following comprehensive review.
In the third quarter, Cboe reported record quarterly net revenue of $605.5 million, record diluted EPS of $2.85, and record adjusted diluted EPS1 of $2.67. Total net revenue grew 14 percent and adjusted diluted EPS1 increased 20 percent year-over-year, bringing 2025 year-to-date growth to 14 percent and 17 percent, respectively, as compared to the first three quarters of 2024.
After completing a comprehensive review, Cboe is realigning its portfolio of businesses to sharpen its strategic focus on core strengths and emerging growth opportunities. This includes:
•Initiating a sales process for Cboe Australia and Cboe Canada
•Discontinuing U.S. and European Corporate Listings efforts
•Reducing costs related to U.S. and European ETP Listings businesses, Cboe Europe Derivatives, and several of Cboe’s smaller Risk and Market Analytics businesses
“This strategic realignment of our business portfolio and human capital ensures Cboe is well positioned to succeed in a dynamic and evolving market and supports our long-term vision to be a global derivatives leader. With strong momentum, as demonstrated from our results this year, and a clear direction, we’re confident in our ability to drive transformative growth and long-term value for shareholders,” said Craig Donohue, Cboe Global Markets Chief Executive Officer.
“Our Australian and Canadian equities businesses have consistently performed well and earned a reputation for innovation, reliability, and customer service. We believe these businesses are well positioned for future growth under new ownership,” said Chris Isaacson, Cboe Global Markets Executive Vice President, Chief Operating Officer. “Cboe Australia and Cboe Canada have benefited greatly from a supportive regulatory environment, and we’re grateful to these regulators for fostering competition. We will work closely with regulators and customers in both countries to ensure a successful transition.”
“Cboe produced a third consecutive quarter of record net revenue to drive record diluted EPS and adjusted diluted EPS1,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “Derivatives net revenue increased 15 percent versus the third quarter of 2024, propelled by multiple quarterly volume records set across the options business. Complementing our results in Derivatives, Cash and Spot Markets net revenue rose 14 percent and Data Vantage net revenue grew 12 percent on a year-over-year basis. Moving forward, we are increasing our 2025 organic total net revenue growth2 guidance range to ‘low double-digit to mid-teens’ from ‘high single-digit.’
*All comparisons are third quarter 2025 compared to the same period in 2024.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.
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Exhibit 99.1

News Release Page 2 of 16
We are also increasing our Data Vantage organic net revenue growth2 range to ‘high single-digit to low double-digit’ from ‘mid to high single-digit.’ In addition, we are lowering our full year adjusted operating expense guidance2 range to $827 million to $842 million from $832 to $847 million. We have delivered strong year-to-date results and remain well positioned to generate durable shareholder returns in the quarters ahead.”
As a result of its business review, the Company is beginning a sales process for Cboe Australia and Cboe Canada, exiting U.S. and European Corporate Listings, and reducing costs related to its U.S. and European ETP Listings businesses, Cboe Europe Derivatives, and several of its smaller Risk and Market Analytics businesses. Cboe determined that these decisions will better position the Company to accelerate its core businesses and act decisively on emerging opportunities that align with its strengths.
The Company anticipates that these actions will have an immaterial impact on 2025 total organic net revenue growth2 and adjusted operating expense guidance2. The Company estimates that the annualized run-rate impact of its business review decisions – inclusive of its previously announced wind down of Cboe’s Japanese equities business – will result in a roughly 3% reduction in net revenue and an approximate 8-10% reduction in adjusted operating expenses1, using the 2025 guided ranges as a baseline.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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News Release Page 3 of 16
Consolidated Third Quarter Results
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2025 and 2024.

Table 1
Consolidated Third Quarter Results ($ in millions except per share and percentages)	3Q25	3Q24	Change		3Q25 Adjusted¹	3Q24 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$605.5	$532.0	14%		$605.5	$532.0	14%
Total Operating Expenses	$235.2	$224.6	5%		$210.2	$204.0	3%
Operating Income	$370.3	$307.4	20%		$395.3	$328.0	21%
Operating Margin %	61.2%	57.8%	3.4	pp	65.3%	61.7%	3.6	pp
Net Income Allocated to Common Stockholders	$299.3	$217.4	38%		$279.8	$232.9	20%
Diluted Earnings Per Share	$2.85	$2.07	38%		$2.67	$2.22	20%
Operating EBITDA¹	$401.2	$339.2	18%		$409.0	$339.1	21%
Operating EBITDA Margin %¹	66.3%	63.8%	2.5	pp	67.5%	63.7%	3.8	pp
EBITDA¹	$458.5	$341.1	34%		$415.3	$342.0	21%
EBITDA Margin %¹	75.7%	64.1%	11.6	pp	68.6%	64.3%	4.3	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $605.5 million increased 14 percent, compared to $532.0 million in the prior-year period, a result of increases in derivatives markets, Data Vantage, and cash and spot markets net revenue2.
•Total operating expenses were $235.2 million versus $224.6 million in the third quarter of 2024, an increase of $10.6 million. This increase was primarily related to an increase in compensation and benefits driven by higher relative Company performance in the third quarter of 2025 compared to the third quarter of 2024. Adjusted operating expenses1 of $210.2 million were up $6.2 million compared to $204.0 million in the third quarter of 2024. The increase was primarily due to higher compensation and benefits and depreciation and amortization.
•The effective tax rate for the third quarter of 2025 was 30.1 percent as compared with 29.3 percent in the third quarter of 2024. The effective tax rate on adjusted earnings1 was 30.4 percent, an increase of 1.2 percentage points when compared with 29.2 percent in last year’s third quarter. The higher effective tax rate and effective tax rate on adjusted earnings1 in 2025 are primarily due to the recognition of uncertain tax positions.
•Diluted EPS for the third quarter of 2025 increased 38 percent to $2.85 compared to the third quarter of 2024. Adjusted diluted EPS1 of $2.67 increased 20 percent compared to 2024 third quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	3Q25	3Q24	Change
Options	$380.8	$320.9	19%
North American Equities	103.5	98.0	6%
Europe and Asia Pacific	69.1	55.6	24%
Futures	29.6	38.0	(22)%
Global FX	22.5	20.0	13%
Digital³	—	(0.5)	*
Total	$605.5	$532.0	14%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 11 for "Net Revenue by Revenue Caption.”
(3)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
*Not meaningful
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News Release Page 4 of 16
Discussion of Results by Business Segment1:
Options:
•Record Options net revenue of $380.8 million was up $59.9 million, or 19 percent, from the third quarter of 2024. Net transaction and clearing fees2 increased primarily as a result of a 26 percent increase in total options average daily volume ("ADV") versus the third quarter of 2024. Market data fees were 22 percent higher and access and capacity fees were 11 percent higher as compared to the third quarter of 2024.
•Net transaction and clearing fees2 increased $52.9 million, or 19 percent, reflecting a 15 percent increase in index options ADV and a 31 percent increase in multi-listed options ADV. Total options revenue per contract ("RPC") declined 6 percent compared to the third quarter of 2024. The decrease in total options RPC was due to a mix shift, with index options representing a lower percentage of total options volume.
•Cboe’s Options exchanges had total market share of 30.9 percent for the third quarter of 2025, up compared to 30.5 percent in the third quarter of 2024.
North American (N.A.) Equities:
•Record N.A. Equities net revenue of $103.5 million increased $5.5 million, or 6 percent, from the third quarter of 2024, reflecting higher access and capacity fees and market data fees, partially offset by lower net transaction and clearing fees2.
•Net transaction and clearing fees2 decreased $1.0 million, or 3 percent, compared to the third quarter of 2024. The decrease was driven by lower net capture and lower market share for U.S. Equities exchanges versus the third quarter of 2024.
•Cboe’s U.S. Equities exchanges had market share of 9.8 percent for the third quarter of 2025 compared to 10.9 percent in the third quarter of 2024 as a result of higher industry off-exchange share. Cboe’s U.S. Equities off-exchange market share was 16.6 percent, down from 17.6 percent in the third quarter of 2024. Canadian Equities market share declined to 12.5 percent as compared to 14.6 percent in the third quarter of 2024.
Europe and Asia Pacific (APAC):
•Europe and APAC net revenue of $69.1 million increased $13.5 million, or 24 percent, from the third quarter of 2024, reflecting growth in net transaction and clearing fees2 and non-transaction revenues. On a constant currency basis3, net revenues were $66.3 million, up 19 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €11.7 billion, up 26 percent compared to the third quarter of 2024 given a 19 percent increase in industry market volumes. Australian Equities ADNV was 18 percent higher than the third quarter of 2024.
•For the third quarter of 2025, Cboe European Equities had 25.4 percent market share, up from 23.8 percent in the third quarter of 2024. Cboe Australia had 20.6 percent market share for the third quarter of 2025, down from 20.8 percent in the third quarter of 2024.
Futures:
•Futures net revenue of $29.6 million decreased $8.4 million, or 22 percent, from the third quarter of 2024 driven by a 28 percent decrease in net transaction and clearing fees2.
•Net transaction and clearing fees2 decreased $8.6 million, reflecting a 27 percent decrease in ADV during the quarter.
Global FX:
•Global FX net revenue of $22.5 million increased $2.5 million, or 13 percent, from the third quarter of 2024. The increase was due to higher net transaction and clearing fees2. ADNV traded on the Cboe FX platform was $49.9 billion for the quarter, up 3 percent compared to last year’s third quarter, and net capture rate per one million dollars traded was $2.89 for the third quarter of 2025, up 9 percent compared to $2.66 in the third quarter of 2024.

(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
(2)See the attached tables on page 11 for "Net Transaction and Clearing Fees by Business Segment.”
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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News Release Page 5 of 16
2025 Fiscal Year Financial Guidance
Cboe provided guidance for the 2025 fiscal year as noted below.
•Organic total net revenue growth1 is expected to be in the 'low double-digit to mid-teens' range in 2025, up from previous guidance calling for 'high single-digit.'
•Data Vantage organic net revenue growth1 is expected to be in the 'high single-digit to low double-digit' range in 2025, up from previous guidance of 'mid to high single-digit.'
•Adjusted operating expenses1 are expected to be in the range of $827 to $842 million in 2025, down from previous guidance of $832 to $847 million. The guidance excludes the expected amortization of acquired intangible assets of $70 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
•Depreciation and amortization expense is expected to be in the range of $50 to $54 million in 2025, down from previous guidance of $53 to $57 million, excluding the expected amortization of acquired intangible assets.
•Reaffirms the effective tax rate on adjusted earnings1 for the full year 2025 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates, and other items could materially impact this expectation.
•Capital expenditures are expected to be in the range of $73 to $83 million in 2025, down from previous guidance of $75 to $85 million.
(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, annualized adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, annualized adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At September 30, 2025, the company had cash and cash equivalents of $1,496.7 million and adjusted cash2 of $1,497.0 million. Total debt as of September 30, 2025 was $1,442.4 million.
The company paid cash dividends of $75.7 million, or $0.72 per share, and there were no share repurchases during the third quarter of 2025. As of September 30, 2025, the company had approximately $614.5 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its third-quarter financial results today, October 31, 2025, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. The webcast will be archived on the company’s website for replay.
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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News Release Page 6 of 16
About Cboe Global Markets
Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing, and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, and FX, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about Cboe, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisitions or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments, or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
+1-646-856-8734	+44 (0) 7593-506-719	+1-312-786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, CFE®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, and VIX® are registered trademarks and Cboe Data VantageSM is a service mark of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 7 of 16
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	3Q 2025	2Q 2025	1Q 2025	4Q 2024	3Q 2024
Options
Total industry ADV (in thousands)	60,798	57,203	58,444	51,635	48,733
Total Company Options ADV (in thousands):	18,775	17,301	18,183	15,673	14,882
Multi-listed options	13,911	12,615	13,412	11,633	10,655
Index options	4,864	4,686	4,771	4,040	4,227
Total Options Market Share:	30.9%	30.2%	31.1%	30.4%	30.5%
Multi-listed options	24.9%	24.0%	25.0%	24.5%	24.0%
Total Options RPC:	$0.281	$0.300	$0.287	$0.281	$0.298
Multi-listed options	$0.055	$0.068	$0.066	$0.064	$0.063
Index options	$0.926	$0.923	$0.908	$0.905	$0.892

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	17.6	18.4	15.7	13.6	11.5
Market share %	9.8%	10.5%	10.5%	10.8%	10.9%
Net capture (per 100 touched shares)	$0.015	$0.012	$0.014	$0.018	$0.024
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	202.3	125.5	90.6	80.0	79.3
Off-Exchange ATS block market share % (reported on a one-month lag)	16.6%	14.9%	17.1%	16.5%	17.6%
Net capture (per 100 touched shares)	$0.064	$0.082	$0.117	$0.126	$0.135
Canadian Equities:
ADV (matched shares, in millions)	163.8	150.6	159.6	157.4	135.9
Total market share %	12.5%	12.7%	13.8%	14.3%	14.6%
Net capture (per 10,000 shares, in Canadian dollars)	$4.142	$4.222	$4.250	$4.008	$4.240

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€46.1	€54.5	€55.8	€42.3	€38.9
Market share %	25.4%	25.1%	24.8%	24.6%	23.8%
Net capture (per matched notional value (bps), in Euros)	€0.287	€0.261	€0.252	€0.261	€0.257
Cboe Clear Europe:
Trades cleared (in thousands)	329,293.1	400,935.8	412,072.2	328,976.1	306,882.5
Fee per trade cleared (in Euros)	€0.010	€0.008	€0.008	€0.008	€0.008
Net settlement volume (shares in thousands)	3,541.9	3,289.3	3,200.7	2,962.6	2,947.6
Net fee per settlement (in Euros)	€1.015	€0.956	€0.951	€1.002	€1.026
Australian Equities:
ADNV (Australian dollars - in billions)	$1.0	$1.0	$0.8	$0.8	$0.8
Market share - Continuous	20.6%	20.0%	19.4%	20.8%	20.8%
Net capture (per matched notional value (bps), in Australian dollars)	$0.206	$0.160	$0.156	$0.154	$0.156

Futures
ADV (in thousands)	200.7	220.5	249.4	206.4	273.7
RPC	$1.745	$1.691	$1.740	$1.765	$1.767

Global FX
ADNV ($ - in billions)	$49.9	$55.9	$51.9	$45.6	$48.3
Net capture (per one million dollars traded)	$2.89	$2.81	$2.77	$2.72	$2.66
*In the second quarter of 2025, Digital futures products were transitioned to Cboe Futures Exchange. Futures metrics prior to the second quarter of 2025 exclude Digital futures products.
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News Release Page 8 of 16
ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Australian Equities data reflects data from Cboe Australia. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts, and transaction mix by contract type and product type.
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News Release Page 9 of 16
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Nine Months Ended September 30, 2025 and 2024

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenues:
Cash and spot markets	$415.0	$434.1	$1,403.5	$1,201.4
Data Vantage	162.1	145.6	472.9	427.9
Derivatives markets	564.6	476.0	1,633.8	1,357.6
Total Revenues	1,141.7	1,055.7	3,510.2	2,986.9
Cost of Revenues:
Liquidity payments	453.3	317.6	1,266.1	963.4
Routing and clearing	20.0	17.4	60.3	50.0
Section 31 fees	—	129.5	238.4	249.3
Royalty fees and other cost of revenues	62.9	59.2	187.4	176.3
Total Cost of Revenues	536.2	523.7	1,752.2	1,439.0
Revenues Less Cost of Revenues	605.5	532.0	1,758.0	1,547.9
Operating Expenses:
Compensation and benefits	129.2	119.1	373.3	350.5
Depreciation and amortization	30.9	31.8	91.1	100.9
Technology support services	26.6	25.5	78.9	74.3
Professional fees and outside services	21.6	21.9	67.2	69.2
Travel and promotional expenses	12.0	12.6	26.6	29.4
Facilities costs	6.4	5.9	19.6	18.5
Acquisition-related costs	0.2	—	0.4	1.2
Impairment of assets	4.5	—	21.6	81.0
Other expenses	3.8	7.8	16.0	23.0
Total Operating Expenses	235.2	224.6	694.7	748.0
Operating Income	370.3	307.4	1,063.3	799.9
Non-operating Income (Expense):
Interest expense	(13.3)	(12.8)	(39.0)	(38.6)
Interest income	14.3	11.4	34.0	20.1
Earnings on investments, net	52.7	1.0	48.3	29.2
Other income (expense), net	6.1	2.0	8.3	(6.5)
Total Non-operating Income	59.8	1.6	51.6	4.2
Income Before Income Tax Provision	430.1	309.0	1,114.9	804.1
Income tax provision	129.3	90.5	328.4	235.7
Net Income	300.8	218.5	786.5	568.4
Net income allocated to participating securities	(1.5)	(1.1)	(3.9)	(3.0)
Net Income Allocated to Common Stockholders	$299.3	$217.4	$782.6	$565.4
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$2.86	$2.08	$7.47	$5.38
Diluted earnings per share	2.85	2.07	7.45	5.36
Weighted average shares used in computing income per share:
Basic	104.6	104.7	104.7	105.2
Diluted	104.9	105.1	105.1	105.6
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News Release Page 10 of 16
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2025 and December 31, 2024

(in millions)	September 30, 2025	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$1,496.7	$920.3
Financial investments	34.2	110.3
Accounts receivable, net	437.3	444.6
Margin deposits, clearing funds, and interoperability funds	1,640.8	845.5
Income taxes receivable	33.7	73.8
Other current assets (includes restricted cash of $32.5 at September 30, 2025 and $— at December 31, 2024)	99.3	84.6
Total Current Assets	3,742.0	2,479.1

Investments	430.2	383.7
Property and equipment, net	126.1	118.0
Operating lease right of use assets	116.1	124.5
Goodwill	3,146.9	3,124.2
Intangible assets, net	1,330.3	1,376.9
Other assets, net	177.0	182.7
Total Assets	$9,068.6	$7,789.1

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$517.7	$359.7
Section 31 fees payable	0.2	182.0
Deferred revenue	6.8	6.4
Margin deposits, clearing funds, and interoperability funds	1,640.8	845.5
Income taxes payable	13.2	1.6
Total Current Liabilities	2,178.7	1,395.2

Long-term debt	1,442.4	1,441.0
Non-current unrecognized tax benefits	235.2	305.0
Deferred income taxes	162.0	186.8
Non-current operating lease liabilities	127.2	138.4
Other non-current liabilities	38.2	43.1
Total Liabilities	4,183.7	3,509.5

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(95.0)	(1.4)
Additional paid-in capital	1,560.2	1,512.5
Retained earnings	3,394.1	2,815.9
Accumulated other comprehensive income (loss), net	24.6	(48.4)
Total Stockholders' Equity	4,884.9	4,279.6

Total Liabilities and Stockholders' Equity	$9,068.6	$7,789.1
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News Release Page 11 of 16

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended September 30, 2025 and 2024 (in millions)	Consolidated September 30,		Options September 30,		N.A. Equities September 30,		Europe and APAC September 30,		Futures September 30,		Global FX September 30,		Digital[1] September 30,
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$919.9	$725.9	$519.0	$405.3	$305.1	$231.0	$52.4	$40.5	$23.8	$31.7	$19.6	$17.4	$—	$—
Liquidity payments	(453.3)	(317.6)	(177.1)	(116.4)	(265.6)	(191.9)	(9.2)	(8.0)	(1.4)	(0.7)	—	—	—	(0.6)
Routing and clearing	(20.0)	(17.4)	(4.8)	(4.7)	(8.6)	(7.2)	(6.1)	(5.0)	—	—	(0.5)	(0.5)	—	—
Net transaction and clearing fees	$446.6	$390.9	$337.1	$284.2	$30.9	$31.9	$37.1	$27.5	$22.4	$31.0	$19.1	$16.9	$—	$(0.6)

Table 4
Net Revenue by Revenue Caption Three Months Ended September 30, 2025 and 2024 (in millions)	Cash and Spot Markets September 30,		Data Vantage September 30,		Derivatives Markets September 30,		Total September 30,
	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$377.0	$288.9	$—	$—	$542.9	$437.0	$919.9	$725.9
Access and capacity fees	—	—	103.9	94.2	—	—	103.9	94.2
Market data fees	16.8	15.5	57.5	50.7	9.4	7.3	83.7	73.5
Regulatory fees	1.0	107.9	—	—	10.8	31.1	11.8	139.0
Other revenue	20.2	21.8	0.7	0.7	1.5	0.6	22.4	23.1
Total revenues	$415.0	$434.1	$162.1	$145.6	$564.6	$476.0	$1,141.7	$1,055.7

Liquidity payments	$274.0	$198.9	$—	$—	$179.3	$118.7	$453.3	$317.6
Routing and clearing fees	15.2	12.7	—	—	4.8	4.7	20.0	17.4
Section 31 fees	—	106.4	—	—	—	23.1	—	129.5
Royalty fees and other cost of revenues	8.5	12.8	3.2	3.1	51.2	43.3	62.9	59.2
Total cost of revenues	$297.7	$330.8	$3.2	$3.1	$235.3	$189.8	$536.2	$523.7

Revenues less cost of revenues (net revenue)	$117.3	$103.3	$158.9	$142.5	$329.3	$286.2	$605.5	$532.0
(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from 2024 have been retained in the former Digital segment for comparative purposes.
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News Release Page 12 of 16
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted revenue less cost of revenue, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenues in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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News Release Page 13 of 16
Reconciliation of GAAP and Non-GAAP Information

Table 5	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except percentages and per share amounts)	2025	2024	2025	2024
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$299.3	$217.4	$782.6	$565.4
Non-GAAP adjustments
Acquisition-related costs (1)	0.2	—	0.4	1.2
Amortization of acquired intangible assets (2)	17.2	20.7	52.8	68.1
Gain on Cboe Digital non-recourse notes and warrants wind down (3)	—	—	—	(1.4)
Cboe Digital syndication wind down (4)	—	—	—	(1.0)
Change in contingent consideration (5)	—	(0.9)	—	2.1
Impairment of assets (6)	4.5	—	21.6	81.0
Executive compensation adjustment (7)	0.6	—	1.0	—
Gain on sale of property held for sale (8)	—	—	—	(1.0)
Costs related to Cboe Digital wind down (9)	0.1	0.8	0.6	1.6
Costs related to Cboe Japan wind down (10)	2.4	—	2.4	—
(Earnings) loss on investments adjustments (11)	(51.0)	1.0	(51.7)	17.0
Total Non-GAAP adjustments	(26.0)	21.6	27.1	167.6
Income tax expense related to the items above	6.5	(4.7)	(7.7)	(44.3)
Tax reserves (12)	—	(1.6)	—	(5.6)
Deferred tax re-measurements (13)	—	—	(1.0)	—
Valuation allowances (14)	—	0.3	—	4.4
Net income allocated to participating securities - effect on reconciling items	—	(0.1)	(0.3)	(0.7)
Adjusted earnings	$279.8	$232.9	$800.7	$686.8

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$2.85	$2.07	$7.45	$5.36
Per share impact of non-GAAP adjustments noted above	(0.18)	0.15	0.17	1.16
Adjusted diluted earnings per common share	$2.67	$2.22	$7.62	$6.52

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$605.5	$532.0	$1,758.0	$1,547.9
Non-GAAP adjustments noted above	—	—	—	(1.0)
Adjusted revenue less cost of revenue	$605.5	$532.0	$1,758.0	$1,546.9
Operating expenses (15)	$235.2	$224.6	$694.7	$748.0
Non-GAAP adjustments noted above	25.0	20.6	78.8	154.0
Adjusted operating expenses	$210.2	$204.0	$615.9	$594.0
Operating income	$370.3	$307.4	$1,063.3	$799.9
Non-GAAP adjustments noted above	25.0	20.6	78.8	153.0
Adjusted operating income	$395.3	$328.0	$1,142.1	$952.9
Adjusted operating margin (16)	65.3%	61.7%	65.0%	61.6%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$430.1	$309.0	$1,114.9	$804.1
Non-GAAP adjustments noted above	(26.0)	21.6	27.1	167.6
Adjusted income before income taxes	$404.1	$330.6	$1,142.0	$971.7

Income tax expense	$129.3	$90.5	$328.4	$235.7
Non-GAAP adjustments noted above	(6.5)	6.0	8.7	45.5
Adjusted income tax expense	$122.8	$96.5	$337.1	$281.2
Adjusted income tax rate	30.4%	29.2%	29.5%	28.9%
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News Release Page 14 of 16
(1)This amount includes acquisition-related costs primarily from the Company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which is included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the Company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents the revaluation and gain associated with the wind down of the Cboe Digital non-recourse notes and warrants, which is included in other income (expense), net on the condensed consolidated statements of income.
(4)This amount represents the contra-revenue that was reversed as a result of the Cboe Digital syndication wind down, which is included in transaction and clearing fees on the condensed consolidated statements of income.
(5)This amount represents the gains and losses related to contingent consideration liabilities achieved related to the acquisitions of Cboe Canada and Cboe Asia Pacific, which is included in other expenses on the condensed consolidated statements of income.
(6)This amount represents the impairment of assets related to Cboe Japan in 2025, as well as the impairment of assets related to the Cboe Digital wind down in 2024, which are included in impairment of assets on the condensed consolidated statements of income.
(7)This amount represents the CEO sign-on long-term equity awards with a grant date value of $6.0 million (comprised of a mixture of time- and performance-based awards) and subject to a 3-year cliff vesting requirement associated with the hiring of Craig Donohue as Chief Executive Officer, which is included in compensation and benefits on the condensed consolidated statements of income. This amount does not include the CEO's annual long-term equity incentive awards that were prorated for 2025.
(8)This amount represents the gain on the sale of the Company's former headquarters, which is included in other income (expense), net on the condensed consolidated statements of income.
(9)This amount represents certain wind down costs related to Cboe Digital, which are included in compensation and benefits on the condensed consolidated statements of income.
(10)This amount represents certain wind down costs related to Cboe Japan, which are included in compensation and benefits on the condensed consolidated statements of income.
(11)This amount represents the gains associated with the partial sale of PYTH token intangible assets and from the Company's various minority investments, as well as the gain associated with the Company's investment in 7Ridge Fund (which owns Trading Technologies) as a result of Trading Technologies' announcement of an investment transaction, which are included in earnings on investments, net on the condensed consolidated statements of income, and the impairment related to the Company's minority investments, which are included in other income (expense), net on the condensed consolidated statements of income.
(12)This amount represents the tax reserves related to Section 199 matters.
(13)This amount represents remeasurements of deferred tax assets and liabilities at prevailing effective tax rates.
(14)This amount represents the valuation allowances related to the impairments of the Company's minority investments in Globacap Technology Limited and StratiFi Technologies Inc.
(15)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in compensation and benefits ($2.9 million and $2.3 million in expense for the three months ended September 30, 2025 and 2024, respectively, and $6.4 million and $2.2 million in expense for the nine months ended September 30, 2025 and 2024, respectively), and are directly offset by deferred compensation income, expenses, and dividends included in other income (expense), net ($2.9 million and $2.3 million in income, expense, and dividends in the three months ended September 30, 2025 and 2024, respectively, and $6.4 million and $2.2 million in income, expense, and dividends in the nine months ended September 30, 2025 and 2024, respectively), on the condensed consolidated statements of income. The deferred compensation plans' expenses are not excluded from adjusted operating expenses and do not have an impact on income before income taxes.
(16)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.

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News Release Page 15 of 16
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA relevant adjustments. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest (income) expense, net, income tax expense, depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA relevant adjustments. Relevant adjustments are detailed in the reconciliations that follow. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow as a measure of the company’s liquidity. In addition, because Operating EBITDA, Operating EBITDA margin, Adjusted Operating EBITDA, Adjusted Operating EBITDA margin, EBITDA, EBITDA margin, Adjusted EBITDA, and Adjusted EBITDA margin may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 6 (in millions, except percentages)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2025	2024	2025	2024
Operating income	$370.3	$307.4	$1,063.3	$799.9
Depreciation and amortization	30.9	31.8	91.1	100.9
Operating EBITDA	$401.2	$339.2	$1,154.4	$900.8
Operating EBITDA Margin	66.3%	63.8%	65.7%	58.2%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$0.2	$—	$0.4	$1.2
Change in contingent consideration	—	(0.9)	—	2.1
Impairment of assets	4.5	—	21.6	81.0
Executive compensation adjustment	0.6	—	1.0	—
Cboe Digital syndication wind down	—	—	—	(1.0)
Costs related to Cboe Digital wind down	0.1	0.8	0.6	1.6
Costs related to Cboe Japan wind down	2.4	—	2.4	—
Adjusted Operating EBITDA	$409.0	$339.1	$1,180.4	$985.7
Adjusted Operating EBITDA Margin	67.5%	63.7%	67.1%	63.7%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2025	2024	2025	2024
Net income allocated to common stockholders	$299.3	$217.4	$782.6	$565.4
Interest (income) expense, net	(1.0)	1.4	5.0	18.5
Income tax provision	129.3	90.5	328.4	235.7
Depreciation and amortization	30.9	31.8	91.1	100.9
EBITDA	$458.5	$341.1	$1,207.1	$920.5
EBITDA Margin	75.7%	64.1%	68.7%	59.5%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$0.2	$—	$0.4	$1.2
Change in contingent consideration	—	(0.9)	—	2.1
Impairment of assets	4.5	—	21.6	81.0
Executive compensation adjustment	0.6	—	1.0	—
Costs related to Cboe Digital wind down	0.1	0.8	0.6	1.6
Costs related to Cboe Japan wind down	2.4	—	2.4	—
Gain on sale of property held for sale	—	—	—	(1.0)
(Earnings) loss on investments adjustments	(51.0)	1.0	(51.7)	17.0
Gain on Cboe Digital non-recourse notes and warrants wind down	—	—	—	(1.4)
Cboe Digital syndication wind down	—	—	—	(1.0)
Adjusted EBITDA	$415.3	$342.0	$1,181.4	$1,020.0
Adjusted EBITDA Margin	68.6%	64.3%	67.2%	65.9%
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News Release Page 16 of 16

Table 7 (in millions)	September 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2025	2024
Cash and cash equivalents	$1,496.7	$920.3
Financial investments	34.2	110.3
Less deferred compensation plan assets	(33.9)	(40.3)
Less cash collected for Section 31 Fees	—	(110.8)
Adjusted Cash	$1,497.0	$879.5

Table 8 (in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency – Three and Nine Months Ended September 30, 2025 and 2024	2025	2024	2025	2024
Europe and Asia Pacific net revenues	$69.1	$55.6	$203.6	$164.0
Constant currency adjustment	(2.8)	—	(4.3)	—
Europe and Asia Pacific net revenues in constant currency[1]	$66.3	$55.6	$199.3	$164.0
(1)Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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